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                          BRIGGS & STRATTON CORPORATION

               FORM 10-Q for Quarterly Period Ended March 30, 2003

                                Exhibit No. 10.0

                       AMENDMENT TO DEFERRED COMPENSATION
                               PLAN FOR DIRECTORS

      WHEREAS, the Board of Directors has approved a Deferred Compensation Plan for Directors to offer non-employee directors the opportunity to defer all or a portion of their compensation for future services as a member of the Board of Directors, and

      WHEREAS, Section V of the plan provides that a director may elect to receive a distribution with respect to common share units of Company stock in the form of cash or common stock, and the Board desires to specify how the common share units shall be valued when a director makes an election to receive a cash distribution with respect to such units,

      RESOLVED, that Section V of the Deferred Compensation Plan for Directors is amended by adding the following to the end of the last paragraph: "Notice of the election with respect to Common Share Units shall be delivered to the Secretary no more than 30 nor less than 10 days preceding the distribution, and, if a cash distribution has been elected, the amount of the distribution shall be determined by valuing units to be distributed at the Fair Market Value of Common Stock two business days preceding the distribution."